SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission Only

        (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials

[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                              BALCHEM CORPORATION
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies:
               N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
               N/A

         4)    Proposed maximum aggregate value of transaction:
               N/A

         5)    Total fee paid:
               N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  N/A
         2)    Form, Schedule or Registration Statement No.: N/A
         3)    Filing Party:  N/A
         4)    Date Filed:  N/A

                              [BALCHEM LETTERHEAD]
                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 23, 2000

                    ----------------------------------------



            TO OUR STOCKHOLDERS:


            NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BALCHEM CORPORATION will be held in the Board of Governors Room, 13th floor, the American Stock Exchange, 86 Trinity Place, New York, New York, on Friday, June 23, 2000 at 11:00 a.m. for the following purposes:

         1. To elect two Class 2 directors to the Board of Directors to serve until the annual meeting of Stockholders in 2003 and until their respective successors are elected and qualify.

         2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

            Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

            Only stockholders of record on April 13, 2000 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

            We hope that all stockholders who can conveniently do so will attend the Meeting. Stockholders who do not expect to be able to attend the Meeting are requested to fill in, date and sign the enclosed proxy and promptly return the same in the stamped, self-addressed envelope enclosed for your convenience. Stockholders who are present at the Meeting may withdraw their proxies and vote in person, if they so desire.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                        Dino A. Rossi, President

Dated: April 28, 2000


           P.O. Box 175, Slate Hill, New York 10973 Tel: 914.355.5300
                       Fax: 914.355.6528 www.balchem.com

                                 PROXY STATEMENT

                               BALCHEM CORPORATION

                                     GENERAL

            This  Proxy   Statement  is  furnished   in   connection   with  the
solicitation  of  proxies  on  behalf  of the  Board  of  Directors  of  Balchem
Corporation (the "Company") for the 2000 Annual Meeting of Stockholders (sometimes referred to herein as the "Annual Meeting" or as the "Meeting"). This Proxy Statement and a proxy card are expected to be mailed to stockholders beginning on or about April 28, 2000.

            You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Sending in a signed proxy will not affect your right to attend the Meeting and vote. A stockholder who gives a proxy may revoke it at any time before it is exercised by voting in person at the Annual Meeting, by submitting another proxy bearing a later date or by notifying the Inspectors of Election or the Secretary of the Company in writing prior to the Annual Meeting of such revocation. Proxies may be solicited, without additional compensation, by directors, officers and other regular employees of the Company by telephone, telecopy or in person. All expenses incurred in connection with this solicitation will be borne by the Company.

                              ELECTION OF DIRECTORS

            The Company's By-laws provide effective with the annual meeting for a staggered term Board of Directors consisting of seven (7) members, with the classification of the Board of Directors into three classes (Class 1, Class 2 and Class 3). The term of the three current incumbent Class 2 directors will expire at the Annual Meeting. The Class 1 and 3 directors will remain in office until their terms expire, at the annual meetings of stockholders to be held in the years 2001 and 2002, respectively. One current Class 2 director, Donald Alguire, will retire effective on the date of the Annual Meeting and the number of Class 2 directors authorized by the Company's by-laws has, as noted above, been reduced to two.

            Accordingly, at the 2000 Annual Meeting, two Class 2 directors are to be elected to hold office until the annual meeting of stockholders to be held in 2003 and until their successors have been elected and qualify. The nominees, listed below with brief biographies, are all currently directors of the Company. The Board is not aware of any reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend.

Recommendation of the Board of Directors Concerning the Election of Directors

            The Board of Directors of the Company recommends a vote For the election of Kenneth P. Mitchell and Israel Sheinberg as Class 2 directors to hold office until the Annual Meeting of Stockholders for the Year 2003 and until their successors are elected and qualify. Proxies received by the Company will be so voted unless such proxies withhold authority to vote for one or both of such nominees.

                        DIRECTORS AND EXECUTIVE OFFICERS

Information Relating to Nominees for Election as Directors

         Kenneth P. Mitchell, age 60, has been a director of the Company since 1993. Mr. Mitchell is retired. He was Chief Executive Officer of Oakite Products Inc. from 1986 to 1993. Since February 1997, he has been a director of Tetra Technologies, Inc., a publicly-traded company.

            Israel Sheinberg, age 67, has been a director of the Company since 1991. Since 1991, Mr. Sheinberg has been the principal of Sheinberg Associates, an independent technical and management consultant.

Directors

            In addition to Messrs. Mitchell and Sheinberg, the Company's Board of Directors includes the following members:

         Donald E. Alguire, age 72, has been a director of the Company since 1988. Mr. Alguire is retired. Mr. Alguire was a management, financial and technical consultant from 1987 through 1998. He was formerly President of Griffith Microsciences, Inc., a privately-owned company. Mr. Alguire will retire effective on the date of the Annual Meeting.

         John E. Beebe, age 77, has been a director of the Company since 1986. Mr. Beebe is retired. Mr. Beebe was Chairman Emeritus of Scott Macon, Ltd. from August 1990 to June 1991 and was Chairman of Scott Macon Ltd. from September 1, 1985 to August 1990.

         Francis X. McDermott, age 66, has been a director of the Company since 1992. Mr. McDermott is retired. He was President of the Specialty Chemicals Group of Merck & Co., Inc. from 1985 through 1992.

         Carl R. Pacifico, age 78, has been a director of the Company since 1966. Mr. Pacifico has been an independent management consultant for more than the past five years.

         Dino A. Rossi, age 45, has been a director of the Company since 1997. Mr. Rossi has been President and Chief Executive Officer of the Company since October 1997, Chief Financial Officer of the Company since April 1996 and Treasurer of the Company since June 1996. He was Vice President, Finance and Administration of Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a chemicals company, from January 1994 to February 1996, and Vice President, Finance and Administration of Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.

         Dr. Leonard J. Zweifler, age 71, has been a director of the Company since 1969. Dr. Zweifler is a dentist and Senior Partner of Kings Dental Group, New York, New York.

            Messrs. Mitchell and Sheinberg are Class 2 Directors whose current terms expire in connection with the 2000 Annual Meeting and who are nominees for election for a term expiring in connection with the year 2003 annual meeting. Messrs. Pacifico and Rossi are Class 1 Directors whose terms expire in connection with the year 2001 annual meeting and Messrs. Beebe, McDermott and Zweifler are Class 3 directors whose terms expire in connection with the year 2002 annual meeting. There are no family relationships between any of the directors or executive officers of the Company.

Executive Officers

            Set forth below is certain information concerning the executive officers of the Company (other than Mr. Rossi, whose background is described above under the caption "Directors"), which officers serve at the discretion of the Board of Directors:

            Anthony J. Nocera, age 48, has been Vice President-Operations of the Company since April 1998 and an executive officer of the Company since June
1998. He was Manager of Process Technology of Great Lakes Chemical Corp., a diversified chemicals company, from January 1993 through March 1998 and Technical Manager of that company from April 1990 through December 1992.

            Winston A. Samuels, Ph.D., age 48, has been Vice President and General Manager of Encapsulated Products since September 1998 and an executive officer of the Company since June 1999. He was Growth and Commercial Development Director for Solutia Inc. (a spin-off of Monsanto Co.), a manufacturer of ingredients for food, pharmaceutical and nutritional products from 1997 to 1998. From 1986 to 1997 he was involved in key new product introductions, business management and global business growth for Monsanto Co.

            Francis J. Fitzpatrick, CPA, age 39, has been Controller of the Company since April 1997, and an executive officer and Assistant Secretary of the Company since June 1998. He was Director of Financial Operations/Controller of Alliance Pharmaceutical Corp., a pharmaceuticals company, from September 1989 through March 1997.

Meetings and Compensation of Directors

            During fiscal 1999, the Board of Directors met six times. Each director attended at least 75% of the meetings of the Board held when he was a director and of all Committees of the Board on which he served. The Company pays each of its directors, other than Mr. Rossi, an annual fee of $5,000, and $2,000 for each Board Meeting and $500 for each Committee meeting attended, respectively, plus expenses. Each director also received non-qualified stock options to purchase 2,550 shares of the Company's Common Stock (at an exercise price of $8.00 per share), which number of shares was determined in accordance with an earnings-based formula consistent with that originally set forth in the Company's 1994 Stock Option Plan for Directors. See "Stock Option Plans" below. The Company does not pay any other direct or indirect compensation to directors in their capacity as such.

            The Board of Directors conducts continuing analysis of director compensation. Based on such analysis and the recommendation of the Compensation Committee of the Board of Directors, and by action of the entire Board of Directors, a decision was made to terminate a practice of compensating retired directors by continuing to pay to the retiree an amount equal to the annual retainer paid to such retiree prior to his retirement for a period after such retirement equal to the time the retiree had served on the Board, with such payments ending upon the death of the retiree. In lieu of such payments, the directors of the Company as a group were granted in February 2000 payments aggregating $199,353. The payments granted to the directors were based on an actuarial determination of expected life span and a corresponding present value computation of what would have been paid under the above described practice, subject to the corresponding actuarial determination.

Committees of the Board of Directors

            The Company's Board of Directors has a standing Audit Committee and a standing Compensation Committee, as well as an Executive Committee, Finance and Stockholder Relations Committee and Directors Planning Committee. The members of each Committee are appointed by the Board of Directors. In 1999, the Director Planning and Audit Committees each held two meetings and the Compensation Committee held three. Mr. Rossi is an ex-officio, nonvoting, member of all Committees.

            Audit Committee. The duties of the Audit Committee are to (i) recommend to the full Board the auditing firm to be selected each year as the Company's independent auditors, (ii) consult with the firm so chosen to be the independent auditors with regard to the plan of audit, (iii) review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and such auditors' recommendations, (iv) consult with the independent auditors (at least annually, as appropriate) with regard to the adequacy of the Company's internal accounting and control procedures, and (v) review any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors' independence. The Audit Committee reports to the full Board regarding the foregoing matters.

         The current members of the Audit Committee are Donald E. Alguire,  John
E. Beebe and Leonard J. Zweifler. Mr. Alguire will retire from the Board effective June 23, 2000, at which time another Director will be appointed to this Committee.

            Compensation Committee. The duties of the Compensation Committee are to (i) recommend to the Board of Directors a compensation program, including incentives, for the Chief Executive Officer and other senior officers of the Company, for approval by the full Board of Directors, (ii) prepare an Annual Report of the Compensation Committee for inclusion in the Company's Proxy Statement as contemplated by the requirements of Schedule 14A of the Securities Exchange Act of 1934, as amended, (iii) propose to the full Board of Directors the compensation of directors, a significant part of which compensation is to be in the form of stock or stock options, and (iv) to administer the Company's 1999 Stock Plan.

            The current members of the Compensation Committee are Messrs. McDermott, Mitchell and Sheinberg. See "Report of the Compensation Committee of the Board of Directors" below.

            Executive Committee. This Committee is authorized to exercise all the powers of the Board of Directors in the interim between meetings of the Board, subject to the limitations imposed by Maryland law. The Executive Committee is also responsible for the recruitment, evaluation and selection of suitable candidates for the position of Chief Executive Officer ("CEO"), for approval by the full Board, for the preparation, together with the Compensation Committee, of objective criteria for the evaluation of the performance of the CEO, and for reviewing the CEO's plan of succession for officers of the Company. Messrs. Beebe, McDermott, Mitchell, and Pacifico are currently members of this Committee.

         Finance and Stockholder Relations Committee. The duties of this Committee are long-term planning and review of the implementation of the Company's financial requirements, and review of broad-based contact with the Company's stockholders, including the review of annual and any quarterly reports and special announcements. Messrs. Alguire, Beebe and Dr. Zweifler are currently members of this Committee. Mr. Alguire will retire from the Board effective June 23, 2000, at which time another Director will be appointed to this Committee.

         Directors Planning  Committee.  The duties of this Committee include to
(i) recruit and evaluate new candidates for possible nomination by the full Board for election as directors, (ii) prepare and update an orientation program for new directors, (iii) evaluate the performance of current directors in connection with the expiration of their term in office, (iv) to provide advice to the full Board in its determination of whether to nominate any such director for reelection, and (v) review and recommend policies on director retirement age. This Committee does not act as a nominating committee with respect to the Board of Directors or the Committees thereof. Messrs. McDermott, Pacifico and Sheinberg are currently members of this Committee.

Compensation of Executive Officers

            The following table sets forth information concerning the compensation for services to the Company during each of the fiscal years ended December 31, 1999, 1998, and 1997 for Dino A. Rossi, the Company's President and Chief Executive Officer, and each other executive officer of the Company whose annual salary and bonus compensation with respect to the 1999 calendar year exceeded $100,000 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                    Long-Term
                                                                                   Compensation
                                        Annual Compensation                           Awards
                             --------------------------------------------         --------------
                                                           Other Annual     No. of       All Other
Name                         Year      Salary      Bonus   Compensation     Options     Compensation
----                         ----      ------      -----   ------------     -------     ------------
Dino A. Rossi*               1999      $171,392   $73,838   $ 2,803 (1)      5,000      $10,729 (4)
 CEO                         1998      $150,000   $32,250   $ 1,821 (2)      4,000      $ 9,970 (5)
                             1997      $123,235   $31,500   $ 3,297 (3)     75,000      $ 8,993 (6)


Anthony Nocera**             1999      $134,875   $26,715   $ 3,157 (7)      1,800      $ 8,743 (8)
 Vice President              1998      $ 96,500   $12,829   $50,085 (9)     46,500      $ 7,695 (10)
  -Operations                1997      $     --   $    --   $    --             --      $    --

Winston A. Samuels***        1999      $138,269   $35,090   $29,337 (11)     3,000      $ 5,370 (12)
 Vice President and          1998      $ 43,615   $13,000   $28,285 (13)    31,500      $    --
 General Manager of          1997      $     --   $    --   $    --             --      $    --
 Encapsulated Products

-------------------------
* Mr. Rossi became the Company's President and Chief Executive Officer in October 1997.
** Mr. Nocera commenced employment with the Company as its Vice President-Operations in April 1998 at an annual salary of $130,000.
*** Dr. Samuels commenced employment with the Company as Vice President and General Manager, Encapsulated Products, in September 1998 at an annual salary of $135,000.
(1)      Includes $2,803 in automobile lease payments by the Company.
(2)      Includes $1,821 in automobile lease payments by the Company.
(3)      Includes $3,297 in automobile lease payments by the Company.
(4) Includes $3,500 in 401(k) and $7,229 in profit sharing contributions made by the Company to Mr. Rossi's account under the Company's combined 401(k)/profit sharing plan.
(5) Includes $3,500 in 401(k) and $6,470 in profit sharing contributions made by the Company to Mr. Rossi's account under the Company's combined 401(k)/profit sharing plan.

(6) Includes $3,500 in 401(k) and $5,493 in profit sharing contributions made by the Company to Mr. Rossi's account under the Company's 401(k) and profit sharing plans.
(7)      Includes $3,157 in automobile lease payments by the Company.
(8) Includes $3,500 in 401(k) and $5,243 in profit sharing contributions made by the Company to Mr. Nocera's account under the Company's combined 401(k)/profit sharing plan.
(9)      Includes  $50,085 in moving expenses.
(10) Includes $2,625 in 401(k) and $5,070 in profit sharing contributions made by the Company to Mr. Nocera's account under the Company's combined 401(k)/profit sharing plan.
(11) Includes $3,552 in automobile lease payments by the Company and $25,785 in moving expenses.
(12) Includes $5,370 in profit sharing contributions made by the Company to Dr. Samuels' account under the Company's combined 401(k)/profit sharing plan.
(13)     Includes $28,285 in moving expenses.

Stock Option Plans

            In 1999, the Company adopted the Balchem Corporation 1999 Stock Plan (the "1999 Stock Plan") for officers, directors, directors emeritus and employees of and consultants to the Company and its subsidiaries. Under the 1999 Stock Plan, the officers and other employees of the Company and any present or future parent or subsidiaries of the Company (collectively, "Related Companies") may be granted options to purchase Common Stock of the Company which qualify as "incentive stock options" ("ISO" or "ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"); directors, officers, employees, and directors emeritus of and consultants to the Company and Related Companies may be granted options to purchase Common Stock which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"); and directors, officers, employees, and directors emeritus of and consultants to the Company and Related Companies may be granted the right to make direct purchases of Common Stock from the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereinafter individually as an "Option" and collectively as "Options." Options and Purchases are referred to hereinafter collectively as "Stock Rights." The 1999 Stock Plan reserves an aggregate of 600,000 shares of the Company's Common Stock ("Common Stock") for issuance under the plan.

            The 1999 Stock Plan is administered by the Board of Directors of the Company or, if the Board of Directors so determines, the Compensation Committee thereof. Subject to the terms of the 1999 Stock Plan, the Board (or the Committee, as the case may be), has the authority to determine to whom Stock Rights shall be granted (subject to certain eligibility requirements for grants of ISOs), the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which Stock Rights shall be granted, and other terms and provisions governing the Stock Rights, as well as the restrictions, if any, applicable to shares of Common Stock issuable upon exercise of Stock Rights. The exercise price per share specified in the agreement relating to each ISO granted under the 1999 Stock Plan may not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company, the price per share specified in the agreement relating to such ISO may not be less than 110% of the fair market value per share of Common Stock on the date of grant. In addition, each eligible employee may be granted ISOs only to the extent that, in the aggregate under the 1999

Stock Plan and all incentive stock option plans of the Company and any Related Company, such ISOs do not become exercisable for the first time by such employee during any calendar year in a manner which would entitle the employee to purchase, pursuant to the exercise of ISOs (whether under the 1999 Stock Plan or any other plan), more than $100,000 in fair market value (determined at the time the ISOs were granted) of Common Stock in that year. The 1999 Stock Plan requires that each Option shall expire on the date specified by the Compensation Committee or the Board, but not more than ten years from its date of grant. However, in the case of any ISO granted to an employee or officer owning more than 10% of the total combined voting power of all classes of stock of the Company or any Related Company, the ISO will expire no more than five years from its date of grant. In 1999, options to purchase an aggregate of 73,600 shares at a weighted average exercise price of $6.90 per share were granted under the 1999 Stock Plan. At December 31, 1999, options to purchase an aggregate of 73,600 shares were outstanding pursuant to the 1999 Stock Plan, of which options for an aggregate of 20,400 shares were then exercisable.

            The 1999 Stock Plan replaced the Company's 1994 Incentive Stock Option Plan, as amended (the "ISO Plan"), and its non-qualified 1994 Stock Option Plan for Directors, as amended (the "Non-Qualified Plan"), both of which expired on June 24, 1999. Unexercised options granted under the ISO Plan and the Non-Qualified Plan prior to such termination are exercisable in accordance with their respective terms until their respective expiration dates.

            The ISO Plan provided for the grant of ISO's to officers and other key employees. Such options are exercisable at a price equal to the fair market value of the Common Stock on the date of grant. An aggregate of 581,250 shares of Common Stock had been reserved for issuance upon exercise of options granted under the ISO Plan. In 1999, options to purchase an aggregate of 15,500 shares at a weighted average exercise price of $6.29 per share were granted under the ISO Plan. At December 31, 1999, options to purchase an aggregate of 235,555 shares were outstanding pursuant to the ISO Plan, of which options for an aggregate of 137,435 shares were then exercisable. Options granted under the ISO Plan may be exercised, upon and subject to the vesting thereof, in whole or part, at any time and from time to time, between the first and tenth anniversary of the date of grant.

            The ISO Plan also provided that if options granted to an employee permit the employee to purchase shares having an aggregate market value (determined at the time of grant) in excess of $100,000 in any year in which the option as it applies to such shares first becomes exercisable, then the portion of such options in excess of such $100,000 limitation will not be incentive stock options and will not be entitled to the favorable income tax treatment afforded to grantees of incentive stock options.

            The Non-Qualified Plan provided for the grant of stock options to directors, directors emeritus and other employees and consultants of the Company, which options do not qualify as incentive stock options. The
Non-Qualified Plan provided that, on each December 31, each director and director emeritus shall, subject to the limitations set forth therein, be granted options thereunder to purchase that number of shares of Common Stock which is equal to the maximum number of shares for which options were granted in 1996 (i.e., 1,059) multiplied by the quotient obtained by dividing (i) the net earnings after taxes of the Company for the year then ended by (ii) the net earnings after taxes of the Company for 1996, rounded to the nearest whole number of shares. The option exercise price is the reported closing price per share of the Common Stock on the last trading date of the year in which such December 31 falls. Such options are exercisable for a ten-year period from the date of grant. Employees and consultants of the Company were also granted non-qualified stock options under the Non-Qualified Plan in an amount and on such other terms and conditions as the Board of Directors determined, provided that the exercise price of such options was equal to the reported closing price of the Common Stock on the date of grant of the options. Any such options expire no later than ten years from the date of grant. An aggregate of 678,000 shares of Common Stock had been reserved for issuance upon exercise of options granted under the Non-Qualified Plan. In 1999, no options were granted under the Non-Qualified Plan. At December 31, 1999, options to purchase an aggregate of 118,167 shares were outstanding under the Non-Qualified Plan, of which options to purchase an aggregate of 110,667 shares were then exercisable.

OPTIONS GRANTED IN LAST FISCAL YEAR

            The following table sets forth certain information concerning options granted to the Named Executive Officers during 1999:

                       Number
                       of
                       Shares       % of Total
                       Under-       Options
                       lying        Granted To     Exercise     Market
                       Options      Employees       Price       Price On     Expiration    Grant Date
Name                   Granted      In 1999       ($/Share)     Grant Date   Date          Value(1)
----                   -------      -------       ---------     ----------  ----------    --------
Dino A.Rossi           5,000(2)       7.3%          $ 6.35       $ 6.35       10/21/09     $ 16,689
Anthony J. Nocera      1,800(3)       2.6%          $ 6.35       $ 6.35       10/21/09     $  6,008
Winston A. Samuels     3,000(4)       4.4%          $ 6.35       $ 6.35       10/21/09     $ 10,013

---------

(1) The value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants: dividend yield of 0.46%; expected volatility of 48%; risk-free rate of return of 6.3% and expected life of six years.

(2) Of such options, options for 1,000 shares (20%), 2,000 shares (40%), and 2,000 shares (40%) vest on October 21,2000, 2001 and 2002, respectively.

(3) Of such options, options for 360 shares (20%), 720 shares (40%), and 720 shares (40%) vest on October 21, 2000, 2001 and 2002, respectively.

(4)      Of such options,  options for 600 shares (20%), 1,200 shares (40%), and
         1,200  shares   (40%)  vest  on  October  21,  2000,   2001  and  2002,
         respectively.

AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

            The following table sets forth information with respect to option exercises during the year ended December 31, 1999 and the number and value of options outstanding at December 31, 1999 held by the Named Executive Officers:

                                                       Number of Shares
                                                       Underlying
                                                       Unexercised
                            Shares                     Options at
                            Acquired                   December 31,1999      Value of Unexercised
                            On            Value        Exercisable("E")/     In the Money Options at
Name                        Exercise      Realized     Unexcercisable("U")   December 31, 1999(1)
----                        --------      --------     -------------------   --------------------
Dino A. Rossi                  0            0          81,200(E)/ 8,200(U)    $13,382(E)/$13,850(U)
Anthony J. Nocera              0            0           9,300(E)/39,000(U)    $   525(E)/$ 5,070(U)
Winston A. Samuels             0            0          10,300(E)/24,200(U)    $   525(E)/$ 7,050(U)

--------------
(1) Value as of December 31, 1999 is based upon the closing price on that date as reported on the American Stock Exchange minus the exercise price, multiplied by the number of shares underlying the option.

401(k)/Profit Sharing Plan

            Effective January 1, 1998, the Company terminated its defined contribution pension plan and amended its 401(k) savings plan. Assets of the terminated defined contribution pension plan were merged into an enhanced 401(k)/profit sharing plan (the "New Plan"), intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986, as amended, and subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Employees of the Company are eligible to participate in the New Plan once they attain age 18 and complete 60 days of continuous service with the Company. The New Plan provides that participating employees may make elective contributions of up to 15% of pre-tax salary, subject to ERISA limitations, and for the Company to make matching contributions on a monthly basis equal in value to 35% of each participant's elective contributions. Such matching contributions are made in shares of the Company's Common Stock. The profit-sharing portion of the New Plan is discretionary and non-contributory. Profit sharing contributions are restricted to employees who have completed 1,000 hours of service and are employed on the last day of a plan year. The Company contributes a minimum of 3.55% of an eligible participant's taxable compensation (subject to certain exclusions) unless the Company announces a different rate. Amounts in each participant's matching contribution and profit sharing accounts are not vested until such participant has two years of service, at which time 100% of such amounts vest. All amounts contributed to the New Plan are deposited into a trust fund administered by the plan trustee. Participants have the right to direct how their accounts are invested among a selection of mutual funds and/or selected trustee portfolios, and may transfer any portion of the matching contribution to other available investment choices. Up to 10% of participant elective contributions and Company profit sharing contributions may be invested at the participant's election in the Company's Common Stock. On retirement or termination of employment, participants are entitled to a distribution of all vested amounts and accrued income in their accounts.

            The Company provided for profit sharing and matching 401(k) savings plan contributions to the New Plan of $186,000 and $156,000 in 1999 and $178,000 and $172,000 in 1998, respectively. Prior to 1998, the Company had separate defined contribution pension and 401(k) savings plans that covered substantially all employees. Pension plan contributions for 1997 were $149,000, and 401(k) savings plan contributions were $95,000.

Employment Agreement

            As of October 1, 1997, the Company entered into an Employment Agreement with Dino A. Rossi, which provides for Mr. Rossi to serve as the Company's President and Chief Executive Officer. The Agreement expires on September 30, 2000. The Agreement provides for a base salary of $150,000, which is subject to annual increase if approved by the Board of Directors. Mr. Rossi is also eligible to receive a discretionary performance bonus (as determined by the Board of Directors) based on a target of 50% of annual salary for each year during the term of the Agreement. Mr. Rossi is entitled to the use of a car leased by the Company. During the term of his employment with the Company and for a period of one year thereafter, the Agreement provides that Mr. Rossi will be subject to certain restrictive covenants relating to non-competition and non-solicitation of the Company's customers and employees. The Agreement provides that, if, under certain circumstances, the Company elects not to continue to employ Mr. Rossi at his then applicable salary at least one year following expiration of the initial term thereof, Mr. Rossi will be entitled to receive an amount equal to his previous year's annual salary, and all options to purchase Common Stock of the Company previously granted to him will immediately vest and become exercisable.

Security Ownership of Certain Beneficial Owners and of Management

            The table below sets forth as of April 1, 2000 the number of shares of Common Stock beneficially owned by each director, each of the Named Executive Officers, each beneficial owner of, or institutional investment manager exercising investment discretion with respect to, 5% or more of the outstanding shares of Common Stock, and all directors and executive officers of the Company as a group, and the percentage ownership of the outstanding Common Stock as of such date held by each such holder and group:

Name and Address                       Amount and Nature          Percent of
of Beneficial Owner                 of Beneficial Ownership (1)    Class (2)
-------------------                 ---------------------------   -----------

Laifer Capital Management, Inc.(3)          356,600                  7.3%
Leonard J. Zweifler (4)*                    321,424                  6.5%
Carl R. Pacifico (5)*                       100,792                  2.1%
Dino A Rossi (6)* 89,343                       1.8%
John E. Beebe (7)*                           37,894                    **
Donald E. Alguire (8)*                       28,192                    **
Kenneth P. Mitchell (9)*                     29,625                    **
Francis X. McDermott (10)*                   22,242                    **
Israel Sheinberg (11)*                       21,010                    **
Anthony J. Nocera (12)*                      28,206                    **
Winston A. Samuels (13)*                     10,800                    **
All directors and executive officers
 as a group (11 persons)(14)                691,172                  13.5%

------------------------

*        Such person's address is c/o the Company, P.O. Box
         175, Slate Hill, N.Y. 10973.

**       Indicates less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days after the date of the information in the table are deemed to be beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, to the Company's knowledge, the persons or entities named in the table above are believed to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the information in the table are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.
(3) Number of shares based on such entity's Report on Schedule 13G for December 31,1999. The address of such entity is 45 West 45th Street, New York, New York 10036. Such entity has the sole voting and dispositive power as to 223,925 of such shares and shared dispositive power as to 132,675 of such shares.
(4) Includes options to purchase 15,218 shares, and 8,000 shares owned by such person's spouse as to which such person disclaims beneficial ownership.
(5)      Includes options to purchase 15,218 shares.
(6) Includes options to purchase 81,200 shares, and 1,509 shares held in such person's Company 401(k)/profit sharing plan account.
(7) Includes options to purchase 15,218 shares, and 3,748 shares owned by such person's spouse, as to which such person disclaims beneficial ownership.
(8)      Includes options to purchase 15,014 shares.

(9)      Includes options to purchase 12,125 shares.
(10) Includes options to purchase 4,986 shares. Such person beneficially owns the remaining reported shares jointly with his spouse.
(11) Includes options to purchase 14,720 shares. 4,000 and 2,290 of the remaining shares are held by such person's IRA and Keogh Plan, respectively.
(12) Includes options to purchase 27,300 shares, and 906 shares held in such person's Company 401(k)/profit sharing plan account.
(13)     Includes options to purchase 10,300 shares.
(14) Includes options to purchase 194,049 shares and 2,843 shares in the accounts of three executive officers under the Company's 401(k)/profit sharing plan.


Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of any subsequent changes in ownership of Common Stock and other equity securities of the Company. Specific due dates for these reports have been established and the Company is required to disclose any failure to file by these dates. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that during the fiscal year ended December 31, 1999, its officers and directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing date requirements with respect to transactions during such year, except that a Form 4 for Dr. Zweifler reporting a purchase of shares in December, 1999 was inadvertently filed on January 15, 2000.

Report of the Compensation Committee of the Board of Directors

            This Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

            The Compensation Committee is currently comprised of three directors, Francis X. McDermott, Kenneth P. Mitchell and Israel Sheinberg. It is the responsibility of the Compensation Committee to recommend an effective total compensation program for the Company's Chief Executive Officer and other senior officers based on the Company's business and consistent with stockholders' interests. The Committee's duties entail reviewing the Company's compensation practices and recommending compensation for such executives.

            Compensation Philosophy

            The Company's overall compensation philosophy is to offer competitive salaries, cash incentives, stock options and benefit plans consistent with the Company's financial position. Rewarding capable employees who contribute to the continued success of the Company plus equity participation are key elements of the Company's compensation policy. The Company's executive compensation policy is to attract and retain key executives necessary for the Company's short and long-term success by establishing a direct link between executive compensation and the performance of the Company, by rewarding individual initiative and the achievement of annual corporate goals through salary and cash bonus awards, and by providing equity awards to allow executives to participate in enhanced stockholder value.

            In awarding salary increases and bonuses, the Compensation Committee relates various elements of corporate performance to the elements of executive compensation. The Compensation Committee considered whether the compensation package as a whole adequately compensated the applicable executive for the Company's performance during the past year and the executive's contribution to such performance.

            Base Salary

            Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries at approximately competitive industry levels. Determinations of base salary levels are established on an annual review of marketplace competitiveness and on the Company's existing compensation structure. Periodic increases in base salary relate to individual contributions to the Company's overall performance, length of service and industry competitive pay practice movement. Performance targets were established for fiscal year 1997, which was the base year for determining the salaries awarded during 1999. In determining appropriate levels of base salary, the Compensation Committee relied in part on industry compensation surveys.

            Bonus

            Bonuses represent the variable component of the executive compensation program that is tied to individual achievement and the Company's performance. The Company's policy is to base a meaningful portion of its senior executives' cash compensation on bonus. In determining bonuses, the Company considers factors such as the individual's contribution to the Company's performance and the relative performance of the Company during the year.

            Stock Options

            The Compensation Committee believes that one important goal of the executive compensation program should be to provide executives and key employees -- who have significant responsibility for the management, growth and future success of the Company -- with an opportunity to increase their ownership and potentially gain financially from the Company's stock price increases. The goal of this approach is that the interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of the Company are granted stock options from time to time, giving them a right to purchase shares of the Company's Common Stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to the Company's growth and financial results. Options generally have been granted at the prevailing market value of the Company's Common Stock and accordingly will only have value if the Company's stock price increases. Generally, grants of options to employees have provided for vesting over three years and the individual must be employed by the Company for such options to vest.

            1999 Compensation to Chief Executive Officer

In reviewing and recommending Mr. Rossi's salary and bonus and in awarding him stock options for fiscal year 1999 and for his future services, the Compensation Committee followed its compensation philosophy. Mr. Rossi's annual salary was increased to $177,000 in October 1999. For the 1999 fiscal year, Mr. Rossi was paid a cash bonus of $73,838. In 1999, Mr. Rossi was granted options under the Company's 1999 Stock Plan to purchase 5,000 shares of the Company's Common Stock at an exercise price of $6.35, the fair market value per share on the date of grant. The options will be exercisable in installments of 20%, 40% and 40% over three years on the first three anniversaries of the date of grant. The

Compensation Committee recommended this option grant to secure the long-term services of the Company's Chief Executive Officer and to further align the Chief Executive Officer's compensation with stockholder interests.

                                               Francis X. McDermott
                                               Kenneth P. Mitchell
                                               Israel Sheinberg

Compensation Committee Interlocks and Insider Participation

            Messrs. McDermott, Mitchell and Sheinberg, each of whom is a director of the Company, served as the members of the Compensation Committee during 1999. None of Mr. McDermott, Mr. Mitchell or Mr. Sheinberg (i) was, during the last completed fiscal year, an officer or employee of the Company,
(ii) was formerly an officer of the Company or (iii) had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Securities Act of 1933, as amended, which has not been disclosed.

Certain Relationships and Related Transactions

         Carl J. Pacifico is employed by the Company as New Ventures Development Leader. His annual salary and bonus for 1999 was $92,210. Carl J. Pacifico is the son of Carl R. Pacifico, a director of the Company.


                             STOCK PERFORMANCE GRAPH

             The graph below sets forth the cumulative total stockholder return on the Company's Common Stock (referred to in the table as "BCP") for the five years ended December 31, 1999, the overall stock market return during such period for shares comprising the Russell 2000(R) Index (which the Company believes includes companies with market capitalization similar to that of the Company), and the overall stock market return during such period for shares comprising the Standard & Poor's 500 Food Group Index, in each case assuming a comparable initial investment of $100 on December 31, 1994 and the subsequent reinvestment of dividends. The Russell 2000(R) Index measures the performance of the shares of the 2000 smallest companies included in the Russell 3000(R) Index. In light of the Company's industry segments, the Company does not believe that published industry-specific indices are necessarily representative of stocks comparable to the Company. Nevertheless, the Company considers the Standard & Poor's 500 Food Group Index to be potentially useful as a peer group index with respect to the Company in light of the Company's encapsulated products segment. The performance of the Company's Common Stock shown on the graph below is historical only and not indicative of future performance.

            The graph below shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

              [GRAPHIC-PERFORMANCE GRAPH DATA POINTS LISTED BELOW]

                               Balchem Corporation
                                Proxy Graph Data
                                   12/31/1999


                      BCP         Russell 2000(R)Index   S&P Food Group Index
               ---------------------------------------------------------------
    12/31/94       $100.00              $100.00                 $100.00
    12/31/95       $149.90              $128.45                 $145.40
    12/31/96       $141.78              $149.64                 $172.27
    12/31/97       $293.26              $183.10                 $246.90
    12/31/98       $134.59              $178.44                 $267.19
    12/31/99       $199.10              $216.37                 $210.20

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

            The Board of Directors has selected the firm of KPMG LLP to serve as the independent auditors of the Company for the year ending December 31, 2000. Representatives of KPMG LLP are expected to be present at the 2000 Annual Meeting. They will have an opportunity to make a statement to the stockholders if they desire to do so and are expected to be available to respond to stockholder questions raised orally at the Meeting.

OTHER MATTERS

Vote Required for Approval

            Under the rules of the Securities and Exchange Commission, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish to vote in favor of or withhold authority to vote for one or more of the Company's nominees for director. Maryland law and the Company's By-laws require the presence of a quorum for the Meeting, defined as the presence of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast at the Meeting. Votes withheld from director nominees and abstentions will be counted in determining whether a quorum has been reached.

            Assuming a quorum has been reached, a determination must be made as to the results of the vote on each matter submitted for stockholder approval. Director nominees must receive a plurality of the votes cast at the Meeting, which means that a broker non-vote or a vote withheld from a particular nominee or nominees will not affect the outcome of the election of directors.

            All shares represented by duly executed proxies will be voted For the election of the nominees named above as directors unless authority to vote For the proposed slate of directors or any individual nominee(s) has been withheld. If for any reason any of such nominees should not be available as a candidate for director, the proxies will be voted in accordance with the authority conferred in the proxy for such other candidate or candidates as may be nominated by the Company's Board of Directors.


Voting Securities

            Stockholders of record on April 13, 2000 (the "Record Date"), will be eligible to vote at the Meeting. The voting securities of the Company consist of its Common Stock, $.06-2/3 par value, of which 4,903,240 shares were outstanding on the Record Date. Each share of Common Stock outstanding on the Record Date will be entitled to one vote.

Stockholder Proposals for 2001 Annual Meeting

            From time to time the stockholders of the Company may wish to submit proposals which they believe should be voted upon by the stockholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in the Company's annual meeting proxy materials. All such proposals must be submitted to the Secretary of the Company no later than December 31, 2000 in order to be considered for inclusion in the Company's year 2001 proxy materials.

Matters Not Determined at the Time of Solicitation

            The Board of Directors is not aware of any matters to come before the Meeting other than as described above. If any matter other than as described above should come before the Meeting, then the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

Slate Hill, New York
April 28, 2000

            The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1999 is being mailed to stockholders. The Annual Report does not form part of these proxy materials for the solicitation of proxies.

                                REVOCABLE PROXY
                              BALCHEM CORPORATION

[ X ]   PLEASE MARK VOTES
        AS IN THIS EXAMPLE

                          PROXY SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

For the annual Meeting to be held June 23, 2000
The undersigned hereby appoints Dino A. Rossi, Francis J. Fitzpatrick and Winston A. Samuels, and each of them, individually, as attorneys and proxies of the undersigned, with full power of substitution, at the Annual Meeting of Stockholders of Balchem Corporation scheduled to be held on June 23, 2000, and at any adjournments thereof, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote on all matters coming before said meeting.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.


                      Please be sure to sign and date
                        this Proxy in the box below.


                      ---------------------------------
                                    Date


                      ---------------------------------
                           Stockholder sign above


                      ---------------------------------
                        Co-holder (if any) sign above


Election of two (2)
Class 2 Directors

                                      With-                   For All
           [  ]  For           [  ]   hold              [  ]  Except


Nominees for Election as Class 2 Directors
Kenneth P. Mitchell, Israel Sheinberg


INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------


PLEASE CHECK BOX IF YOU PLAN TO ATTEND    [  ]
THE MEETING.

     The proxies are directed to vote as specified and in their discretion on all other matters coming before the Annual Meeting. If no direction is made, the proxies will vote FOR the nominees for election as Directors listed above.

     The Board of Directors recommends a vote FOR each of the listed nominees for election as Directors.


     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized persons.


                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY